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                                                               News Release


    SUMMARY:  WORLD ACCESS, INC. AND TELCO SYSTEMS, INC.
              AGREE TO AMEND MERGER AGREEMENT


FOR IMMEDIATE RELEASE

ATLANTA, GEORGIA - October 13, 1998 - World Access, Inc. (Nasdaq: WAXS) and Telco Systems, Inc. (Nasdaq: TELC) announced today that they have agreed in principle to amend their existing agreement to merge the two companies. The amendment will establish a minimum purchase price to be paid by World Access of $12.00 per Telco Systems' common share and provide World Access the option to pay the purchase price using either World Access common stock or a combination of World Access common stock and cash. A minimum of 45% of the purchase price will be paid in the form of World Access common stock to ensure tax-free treatment to Telco Systems shareholders in respect of the World Access common stock they receive. If the value of World Access common stock, as defined in the merger agreement, is less than $12.00 per share, World Access will have the right to terminate the agreement.

World Access and Telco Systems have instructed their respective counsel to prepare an amendment to the merger agreement to provide for the revised terms. The amendment is subject to approval by the boards of directors of both companies and is expected to be executed in the near future. The proposed merger is also subject to the approval of the stockholders of both companies. Definitive proxy materials are currently expected to be mailed shortly to the stockholders of World Access and Telco Systems, and the merger is expected to be consummated in late November.

Steven A. Odom, Chairman and Chief Executive Officer of World Access, said, "The amendment to the merger agreement is in response to the recent decline in trading prices of both World Access and Telco Systems' common stock. Despite continued positive trends reported by both companies, the stock market has established short-term market valuations for World Access and Telco Systems that dictated an adjustment in purchase price and structure would be required to ensure the merger is consummated. We view the merger with Telco Systems as a key element of our long-term strategy and are excited about the proprietary technology, advanced product offerings, strong customer relationships and management experience that Telco Systems will bring to World Access."

Dr. William B. Smith, President and Chief Executive Officer of Telco Systems, said, "We are pleased by this amendment to our merger agreement with World Access as a response to market conditions. With this agreement for a minimum price for our shareholders removing uncertainty related to the merger, we stand ready to continue with the integration process, which has already uncovered a number of opportunities based on the synergy between our two companies."

World Access, Inc. develops, manufactures and markets wireline and wireless switching, transport and access products for the global telecommunications markets. The Company's products allow telecommunications service providers to build and upgrade their central office and outside plant networks in order to provide a wide array of voice, data and video services to their business and residential customers. World Access offers digital switches, billing and network telemanagement systems, cellular base stations, fixed wireless local loop systems, intelligent multiplexers, microwave and millimeterwave radio systems and other telecommunications network products. To support and complement its product sales, the Company also provides its customers with a broad range of design, engineering, manufacturing, testing, installation, repair and other value-added services. Telco Systems' integrated access solutions - that are deployed at the network edge - provide organizations with a flexible, cost-effective means of transmitting voice, data, video and image traffic over public and private networks. These products are used in a wide variety of applications by network service providers, such as interexchange carriers, local exchange carriers, government agencies, utilities and wireless service providers, as well as by corporations around the world.

This press release contains forward-looking statements that involve risks and uncertainties. Actual results, including the level of earnings of both World Access and Telco Systems, and the success of the proposed merger may differ from the results discussed in the forward-looking statements. Factors that might cause such a difference include, but are not limited to, risks associated with acquisitions, such as difficulties in the assimilation of operations, technologies and products of the acquired companies, risks of entering new markets, competitive response, and a downturn in the telecommunications industry. For a more detailed description of the risk factors associated with World Access and Telco Systems, please refer to the SEC filings of the respective companies.

CONTACT:  World Access, Inc.      Mark A. Gergel or Nancy de Jonge
          (404-231-2025)

          Telco Systems, Inc.     William J. Stuart or Betty Rock
          (781-551-0300)

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